EXHIBIT 10.47

SETTLEMENT AGREEMENT AND MUTUAL RELEASE OF ALL CLAIMS

This Settlement Agreement and Mutual Release (“Settlement Agreement”) is made and entered into as of the Effective Date (as hereinafter defined) with respect to the claims of the Orange County Water District (“OCWD”) against AC Products, Inc. (“AC Products”) in the litigation entitled Orange County Water District v. Northrop Corporation, et al., including all related counter-claims and cross-claims and cross-actions.

I.    RECITALS

This Settlement Agreement arises out of the disputes regarding alleged soil and groundwater contamination by the presence of volatile organic compounds, including without limitation chlorinated hydrocarbons. The Parties recognize, and the terms of this Settlement Agreement reflect, that AC Products has conducted significant extraction and treatment of groundwater that was contaminated and that this effort has resulted in a significant expenditure of money by AC Products. The Parties further recognize that AC Products is committing herein to conduct additional work which also may result in a significant expenditure of money by AC Products.

The Parties desire to settle all of their disputes relating to or arising from contamination asserted or that could have been asserted in the OCWD Action. The Parties represent they understand they are waiving significant legal rights by signing this Settlement Agreement and enter into this Settlement Agreement voluntarily and with full understanding of its terms. The Parties acknowledge that by entering into this Settlement Agreement each Party in no way admits responsibility for debts, liability and/or obligations owed to any other Party, or to third parties, and that this Settlement Agreement is made in the spirit of compromise for the sole purpose of avoiding the uncertainties and expense of further litigation.

This Settlement Agreement shall control the rights, duties and obligations of the respective Parties.

II.    DEFINITIONS

A. AC Products. The term “AC Products” shall include AC Products, Inc. and each of its past and present directors, managers, officers, ,employees, attorneys, successors, insurers, and assigns.

B. AC Products Site. The term “AC Products Site” refers to the AC Products facility at 172 La Jolla Avenue, Placentia, California.

C. Effective Date. This Settlement Agreement shall become binding and enforceable upon the “Effective Date,” which shall be the date upon which both of the following shall have occurred:

1.	The Settlement Agreement has been approved and executed by the Parties; and

2.	The Trial Court determines the settlement is in good faith pursuant to California Code of Civil Procedure Sections 877.6 and 1060 and the time for any petition for writ of mandamus, appeal or other authorized challenge to such determinations shall have run without such challenge having been timely filed (or, in the event of such challenge having timely been filed, the time that any such challenge shall have been resolved such that the settlement is finally adjudicated to have been in good faith as set forth above.

D. OCWD. “OCWD” shall include the Orange County Water District and each of its past and present directors, managers, officers, employees, attorneys, predecessors, successors, insurers, and assigns.

E. OCWD Action. The term “OCWD Action” shall refer to the litigation entitled Orange County Water District v. Northrop Corporation, et al., Orange County Superior Court Action No. 04CC00715, as identified above.

F. OCWD Site. The term “OCWD Site” shall include the Forebay Project Area, also known as the North Basin Groundwater Protection Area, located principally in the cities of Placentia, Fullerton, and Anaheim, as partially depicted in the map attached hereto as Exhibit A, including, without limitation, all aquifers and water producing zones therewithin.

G. Parties. OCWD and AC Products are the “Parties” to this Settlement Agreement.

H. Covered Substances. “Covered Substances” shall mean: trichloroethylene (TCE), tetrachloroethylene (perchloroethylene or PCE), 1,1-dichloroethylene (1,1-DCE), 1,2-dichloroethane (1,2-DCA), 1,4-dioxane (1,4-D), 1,1,1-trichloroethane (1,1,1-TCA), 1,1,2-trichloroethane (1,1,2-TCA), 1,2-3-trichloropropane (TCP), 1,1-dichloroethane (1,1 -DCA), methylene chloride, trans-1, 2,-dichloroethylene (trans-1, 2-DCE) and cis-1, 2-dichloroethylene (cis-1,2-DCE) or any other volatile organic chemical, specifically including the future impact of such substances on groundwater, and any degradation or transformation products of the substances referenced above.

I. Settled Claims. The term “Settled Claims” shall include:

Any and all demands, actions, causes of action, suits, obligations, assessments, damages, liabilities, investigation costs, claims, remediation costs, restoration, costs, administrative claims, other costs, losses, or expenses (including attorneys’ fees and expert witness fees) of any kind or nature whatsoever (whether legal or equitable, past, present or future, ascertained or unascertained, known or unknown, suspected or unsuspected) (“Claims”) arising directly or indirectly out of, relating to, resulting from or in any way connected with (i) actual or threatened groundwater contamination by a Covered Substance under or emanating from the AC Products Site (“AC Products’ Plume”); (ii) the investigation and/or remediation of any such actual or threatened contamination by a Covered Substance, and any other action or response arising out of, relating to, or resulting from such actual or threatened contamination; (iii) any AC Products releases (including any AC Products’ operations that may have contributed to the release) on or prior to the Effective Date of this Settlement Agreement which allegedly contributed to any such actual or threatened groundwater contamination from Covered Substances; and /or (iv) any fact or circumstance that has or could have been raised as part of the OCWD Action against AC Products.

1.	The term “Settled Claims” does not include claims related to any release of a Covered Substance if OCWD demonstrates that the release occurred after the Effective Date of this Settlement Agreement (passive migration of Covered Substance in soil or groundwater will not be considered a “release of Covered Substances” for purposes of this Settlement Agreement).

III.    TERMS OF AGREEMENT

In consideration for the execution of this Settlement Agreement, and the recitals (which shall be deemed substantive provisions hereof), terms, obligations and covenants contained herein, the Parties agree to the following:

A. Settlement Payment And Obligations:

1.	Settlement Amount:

AC Products will pay to the OCWD two million dollars ($2,000,000) in two equal installments of one million dollars ($1,000,000) each, in accordance with such payment instructions as shall be provided at least five (5) business days in advance in writing to AC Products by the OCWD. The first payment shall be due on or before October 31, 2007 and the second payment shall be due on or before February 15, 2008.

2.	Other Settlement Obligations:

(a)	AC Products will continue to operate existing extraction wells P-2 and P-3 until it is mutually agreed by the Parties that one or both wells shall be transferred to the OCWD, which transfer(s) shall be made at the request of the OCWD, in its discretion and without any charge to the OCWD for the wells by AC Products, or, in lieu of such an agreement, until it is mutually agreed by the Parties that one or more wells shall be abandoned and sealed in compliance with all applicable laws, such cost of abandonment and sealing to be borne by AC Products, or, absent either of the foregoing, at an average annual extraction basis sufficient to hydraulically contain the AC Products’ Plume until its PCE concentrations are at or below five (5) micrograms per liter in four consecutive quarterly sampling events.

(b)	AC Products agrees to comply with all existing Santa Ana Regional Water Quality Control Board orders associated with the AC Products Site.

(c)	AC Products agrees to provide all soil and groundwater data and all technical submissions to OCWD contemporaneously with their submission to any regulatory agency and any nonprivileged data, modeling work or submissions not previously provided to OCWD within thirty (30) days of the Effective Date.

B. Full And Final Settlement. The Settlement Amount shall represent the total, full and final settlement of the OCWD Action against AC Products.

C. Dismissal Of AC Products. Within five (5) days after the Effective Date, OCWD shall dismiss with prejudice its complaint against AC Products in the OCWD Action, each Party to bear its own costs and attorneys’ fees.

D. Waiver Of Claims; Mutual Releases. In consideration of the relinquishment of any and all respective legal and equitable rights and claims of each of the Parties against each other Party with reference to the Settled Claims:

1.	The OCWD hereby forever releases and discharges AC Products from the Settled Claims;

2.	AC Products hereby forever releases and discharges OCWD from the Settled Claims; and

3.	Apart from AC Products, the OCWD is not releasing any other parties to the OCWD Action or any non-parties, and this Settlement Agreement does not release or apply to any Claim that the OCWD may have asserted or may in the future assert against any other person or entity, including any other defendants in the OCWD Action, including any Claim against such other person or entity respecting a release of a Covered Substance under or emanating from any property other than the AC Products Site.

E. Mutual Release. The Parties hereby agree that the release in the Settlement Agreement will be a mutual release by, between, and among both Parties as to any and all Settled Claims of whatever sort.

F. Waiver Of Civil Code Section 1542. This is a full and final release applying to all unknown and unanticipated injuries or damages arising out of the Settled Claims as well as to those Claims now known or unknown and Claims disclosed or undisclosed. The Parties waive all rights or benefits which they now have or in the future may have under the terms of Section 1542 of the Civil Code of the State of California, which reads:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

G. Known And Unknown Claims. Each of the Parties hereto understands and agrees that this Settlement Agreement applies to all known and unknown and unanticipated Claims arising from the Parties’ conduct (including acts or omissions).

H. No Admission Of Liability. This Settlement Agreement results from a compromise of disputed Claims and the payments and other consideration hereunder is not to be construed as an admission of liability or responsibility on the part of any Party or Parties hereto, each of whom denies liability for any of the Claims or other allegations referred to herein.

I. Ownership Of Claims. The Parties warrant and represent that they have not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any Settled Claim or released Claim described in this Settlement Agreement.

J. Binding Upon Parties And Others. This Settlement Agreement shall be binding upon the Parties, and each of their past, present, and future successors, heirs and assigns, and shall inure to the benefit of the Parties and each of their past, present, and future successors, heirs and assigns.

K. Attorneys’ Fees And Costs. Each of the Parties is to bear all costs and attorneys’ fees which it incurred in connection with the OCWD Action.

L. Further Cooperation. The Parties shall cooperate and promptly execute any and all documents and perform any and all acts necessary to effectuate the provisions of this Settlement Agreement. The Parties to this Settlement Agreement agree to execute any further documentation that may be required to carry out the purpose of this Settlement Agreement. Furthermore, any future modifications to this Settlement Agreement must be in writing and signed by both Parties to this Settlement Agreement in order to be effective.

M. Entire Agreement. This Settlement Agreement shall constitute the entire agreement between the Parties with respect to the subject matter of this Settlement Agreement and shall supersede and replace any previous agreements and understandings between or among the Parties, whether written or oral, with respect to the subject matter of this Settlement Agreement. This Settlement Agreement represents the final agreement between and among the Parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the Parties. There are no unwritten oral agreements between the Parties respecting the subject matter of this Settlement Agreement.

N. Authority. Each Party warrants and represents to each other Party that the undersigned representative for such Party has full and complete authority to execute this Settlement Agreement and bind said Party to the terms hereof. Each Party further warrants and represents that it has negotiated this Settlement Agreement through its respective counsel and that such Party has voluntarily executed it after consulting with counsel of its own choosing.

O. Severability. Any provision of this Settlement Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Settlement Agreement and the effect thereof shall be confined to the provisions held unenforceable. The Parties expressly agree that all the terms and provisions of this Settlement Agreement are contractual in nature and not merely recitals.

P. Notices. All notices, requests, and other communications must be in writing and will be deemed to have been duly given if (a) mailed certified mail, return receipt requested (in which case such notice, request or communication shall be deemed to have been given three (3) business days after mailing) or (b) by overnight courier (in which case such notice, request or communication shall be deemed to have been given two (2) business days after sending), to the Parties at the following addresses:

If to AC Products:	Joseph Matrange, President
AC Products, Inc.
172 E. La Jolla
Placentia, CA 92870

With a copy to:
Richard J. McNeil, Esq.
Irell & Manella LLP
840 Newport Center Drive, Suite 400
Newport Beach, CA 92660

If to OCWD:	Craig Miller
Orange County Water District
10500 Ellis Avenue
Fountain Valley, CA 92708

With a copy to:
Duane Miller, Esq.
Miller, Axline & Sawyer
1050 Fulton Avenue, Suite 100
Sacramento, CA 95825

Q. No Waiver. The provisions of this Settlement Agreement may not be changed, discharged, terminated, altered or waived orally, but only by an instrument in writing signed by the Parties. The failure of any Party to enforce its rights under this Settlement Agreement on any occasion shall not operate as or be deemed to be a waiver of any future enforcement or exercise of such rights.

R. No Construction Against Drafters. No provisions of this Settlement Agreement shall be construed against or interpreted to the disadvantage of any Party by any court or other governmental or judicial authority by reason of such Party’s having or being deemed to have drafted, prepared or imposed such provision.

S. No Representative Relationship. Nothing in this Settlement Agreement shall be deemed to create a partnership, joint venture or principal and agent relationship among the Parties. Nothing in this Settlement Agreement shall limit or restrict the ability of any Party, at its own expense and on its own behalf, to assert a Claim, commence litigation or other legal proceeding, or negotiate to settle any Claims against any non-Parties.

T. No Assignment. No Party to this Settlement Agreement may assign or transfer all or any part of any right, obligation, or interest under this Settlement Agreement. Any attempted assignment or transfer shall be null, void and without effect, unless consent is sought and granted in advance and in writing by the other Party. Except as otherwise provided in this Settlement Agreement, the releases, promises, covenants and agreements contained herein shall be binding upon and inure to the benefit of the Parties, and their respective successors-in-interest, permitted assignees, heirs, executors and administrators.

U. Jurisdiction To Enforce Settlement. Pursuant to California Code of Civil Procedure Section 664.6, the Parties request that the Superior Court of Orange County (Civil Complex Division) retain jurisdiction over the Parties to enforce this Settlement Agreement until performance in full of the terms of this Settlement Agreement. This Settlement Agreement may be enforced by any Party by a motion brought under California Code of Civil Procedure Section 664.6 in the Superior Court of Orange County (Civil Complex Division).

V. Dispute Resolution. All disputes, Claims or controversies arising out of or relating to this Settlement Agreement, other than enforcement of this Settlement Agreement pursuant to Section III. U, supra, shall be subject to arbitration before a mutually-acceptable, neutral arbitrator subject to the following terms and conditions:

1.	Good Faith Negotiation: In the event of any dispute among the Settling Parties arising out of or relating to this Settlement Agreement, the Settling Parties agree to try in good faith to settle the dispute by negotiation and/or mediation.

2.	Allocation Of Burdens: In any arbitration proceeding with respect to AC Products’ “Other Settlement Obligations” under paragraph III.A.2 of this Settlement Agreement, AC Products shall bear the burden of proving that its extraction wells have contained the PCE contamination constituting the AC Products’ Plume.

3.	Arbitration: If the dispute cannot be resolved to the Settling Parties’ mutual satisfaction through negotiation and/or mediation within thirty (30) days after notice is given that a dispute exists which may require resolution through this Section IIII. V, the dispute shall be resolved through binding arbitration. It is the intent of the Settling Parties that the arbitration shall be structured in such a way as to minimize costs and delay. The arbitration shall be conducted in accordance with the Judicial Arbitration and Mediation Service (“JAMS”) Comprehensive Arbitration Rules and Procedures (“JAMS Rules”) as attached hereto as Exhibit B, as modified by the following stipulations and any order of the arbitrator:

The arbitration hearing shall be held before Judge Charles Vogel (ret.) at JAMS or Judge Howard B. Wiener (ret.); however, if Judge Vogel or Judge Wiener is not available within a reasonable period of time or declines to serve, the arbitration hearing shall be held before a single arbitrator, if the Parties agree upon a single arbitrator. If the Parties cannot agree upon a single arbitrator, then each shall elect an arbitrator from JAMS, and those arbitrators shall select a third arbitrator from JAMS who shall be the single arbitrator for the dispute. If the two arbitrators are unable to agree upon a third arbitrator within 15 days of their appointment, the third arbitrator shall be randomly selected by JAMS. Any reference to an “arbitrator” in this Settlement Agreement shall be deemed a reference to the arbitrator selected pursuant to this subsection. Unless otherwise ordered by the arbitrator, each arbitrating party’s presentation at the arbitration hearing shall be limited to seven (7) hours, and the hearing shall be completed within three (3) business days.

The arbitration decision shall be rendered not later than thirty (30) days after the final day of the hearing and shall be judicially enforceable, non-appealable and binding, and shall have the same issue preclusion effect as a final judgment rendered by a court of competent jurisdiction with respect to any pending or subsequent disputes among such parties arising out of or relating to this Settlement Agreement.

If the arbitrator desires the assistance of a technical expert to aid in deciding the dispute, the technical expert shall be chosen by agreement of the arbitrating parties or, absent such agreement, by the arbitrator, subject to the arbitrating parties’ right to disqualify the expert for conflict of interest.

Arbitration costs, arbitrator’s fees and reasonable attorneys’ fees and costs may be awarded to the prevailing parties, if any, in whole or in part, in the discretion of the arbitrator.

The OCWD represents to AC Products that Judge Vogel and Judge Wiener have disclosed to the OCWD that neither of them has a conflict of interest affecting either of their impartiality at this time. Pursuant to California Code of Civil Procedure Section 1281.9, Settling Parties waive any further or separate written disclosure from Judge Vogel or Justice Wiener, subject, however, to California Code of Civil Procedure Section 1281.91, to the extent applicable. The Settling Parties agree to utilize Judge Vogel or Judge Wiener as the arbitrator notwithstanding that he has served, or been requested to serve, as a mediator in connection with this litigation and the Parties agree that this fact does not and will not act as a basis for disqualification.

The Trial Court shall retain jurisdiction of the Action to enforce an arbitration decision rendered under this Settlement Agreement pursuant to California Code of Civil Procedure Sections 664.6 and 1285, et seq.

W. Governing Law. This Settlement Agreement is to be governed by and construed in accordance with the laws of the State of California, applied without regard to its laws applicable to choice of law or conflicts of law.

X. Multiple Counterparts. This Settlement Agreement may be executed in multiple counterparts, including facsimile or email copies of signature pages, each of which shall be deemed an original, but all of which constitute the same Settlement Agreement.

September 4, 2007	/s/ Joseph Matrange
(Dated)	AC PRODUCTS, INC. By: Joseph Matrange Its: President

November 8, 2007	/s/ Phillip L. Anthony
(Dated)	ORANGE COUNTY WATER DISTRICT By: Phillip L. Anthony Its: President

November 8, 2007	/s/ Michael R. Markus
(Dated)	ORANGE COUNTY WATER DISTRICT By: Michael R. Markus Its: General Manager

APPROVED AS TO FORM

September 4, 2007	IRELL & MANELLA LLP
(Dated)

/s/ Richard J. McNeil
RICHARD J. McNEIL Attorney for AC Products, Inc.

November 9, 2007	MILLER, AXLINE & SAWYER
(Dated)

/s/ Duane C. Miller
DUANE C. MILLER Attorney for Plaintiff Orange County Water District